EXHIBIT 10.6

                            ALUMINA SUPPLY AGREEMENT

                     (Glencore Contract No. 161.01.57337-S)

      THIS ALUMINA SUPPLY AGREEMENT (this "Agreement") is entered into as of January 1, 2001, by GLENCORE LTD., a Swiss corporation, and CENTURY ALUMINUM OF WEST VIRGINIA, INC., a Delaware corporation.

                                    RECITALS

      WHEREAS, the parties desire to sell and purchase alumina pursuant to the terms provided herein.

      NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1 Defined Terms. In this Agreement, the following words have the following meanings:

      "Alumina" means metallurgical grade alumina produced at Point Comfort, Texas, USA, any Jamaica refinery (Alpart, Aljam and Jamalco) or at Gramercy, Louisiana, USA or other mutually agreed origins.

      "Bill of Lading Date" means the date of completion of loading for the particular shipment in question.

      "Buyer" means Century Aluminum of West Virginia, Inc.

      "CIF" means CIF as defined in Incoterms 2000, published by the International Chamber of Commerce, Paris, France.

      "Dollars" or "$" means United States of America dollars.

      "MT" means metric tons of 1,000 kilograms each.

      "Month" means a calendar month.

      "Ravenswood" means the aluminum smelter located at Ravenswood, West Virginia, USA.

      "Seller" means Glencore Ltd.

                                   ARTICLE II
                                     ALUMINA

      Section 2.1 Term. This Agreement commences on the date hereof and, unless terminated earlier pursuant to the terms of this Agreement, ends 30 days after final delivery of the quantity specified.

      Section 2.2 Quantity. Seller agrees to sell and Buyer agrees to purchase a total of 1,625,000 MT of Alumina beginning January 1, 2002 and continuing until the quantity specified has been shipped under the following schedule:

           January - December, 2002                 325,000 MT
           January - December, 2003                 325,000 MT
           January - December, 2004                 325,000 MT
           January - December, 2005                 325,000 MT
           January - December, 2006                 325,000 MT

The amount of any annual quantity is subject to a tolerance of one barge load of approximately one thousand five-hundred (1,500) MT for shipping purposes.

      Section 2.3 Origin/Quality. Alumina supplied under this Agreement will comply with the guaranteed specifications for the applicable origin of Alumina set forth on Exhibits A-E hereto. If Seller's supplier changes the specifications for Alumina produced by such supplier, Seller may propose that Buyer accept Alumina conforming to such revised specifications under this Agreement and Buyer shall not unreasonably withhold such consent. Seller will deliver a single origin per calendar year and will declare the origin to Buyer by October 31 of the prior year. SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT SOLD HEREUNDER AND, SPECIFICALLY, SELLER MAKES NO WARRANTY THAT THE PRODUCT WILL BE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE.

      Section 2.4 Price. The price that Buyer shall pay per MT of Alumina CIF Ravenswood Dock, Ohio River under this Agreement will be [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION] % of the LME Price. The LME Price is the cash seller (settlement) price for 99.7 percent purity aluminum in Dollars quoted by the London Metal Exchange as published in the Metal Bulletin under the caption "Metal Bulletin (month) Averages" in the section "London Metal Exchange high, low and average (month) (days)" in the column "(month) Average" for the quotational period. For each calendar year there shall be twelve (12) quotational periods of one Month each which shall be the twelve (12) Months commencing December 1 of the calendar year prior to such calendar year. For purposes of pricing the Alumina to be supplied under this Agreement, 27,083 MT (1/12 of 325,000 MT) of Alumina shall be priced in each quotational period, irrespective of the date of physical shipment.

      Section 2.5 Payment. Payment shall be made in Dollars by wire transfer no later than 30 days after the Bill of Lading Date to the account specified by Seller. Seller shall deliver to


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

Buyer the following documents with respect to each shipment: (a) Bill of Lading,
(b) invoice, (c) draft survey report, (d) certificate of origin, (e) certificate of analysis, (f) certificate of insurance and (g) statement of facts.

      Section 2.6 Delivery. Alumina will be delivered CIF Ravenswood Dock, Ohio River in suitable roll-top barges. Deliveries will be reasonably evenly spread throughout the year. Before October 31 of each calendar year, Seller and Buyer shall agree to a tentative delivery schedule for the following calendar year. Not later than 30 days before the beginning of each calendar quarter, Seller and Buyer shall agree to an exact schedule for such calendar quarter.

                                  ARTICLE III
                               GENERAL PROVISIONS

      Section 3.1 Weighing. Cargo weights will be determined by an independent draft survey at the load port onto ship (Jamaica) or barge (Point Comfort and Gramercy) and such weight determinations will be conclusive for the final settlement for each load. Without prejudice to the foregoing, cargo weights for shipments from Jamaica will also be weighed for information purposes when such shipments are transferred from the ship to the barges.

      Section 3.2 Sampling. Representative samples to determine the quality for each shipment of Alumina will be taken during the loading operation, according to the standard methods being applied at the load port. Two equal portions of each final sample will be placed in sealed containers and duly marked. One portion shall be sent to Buyer by air express, along with the report of analysis (which shall also be telecopied to Buyer), and the other shall be sealed and held by Seller. The material is deemed to comply with the applicable specification of the relevant alumina production facility, unless Buyer notifies Seller, within 30 days of receipt of the material, that the material delivered does not conform to the applicable specification and the nature of that non-conformity. Seller will then advise Buyer, within 15 days, whether or not Seller agrees with Buyer's analysis. In case of disagreement between Seller and Buyer about the material's conformity, the sample retained by Seller will be analyzed by a referee laboratory agreeable to Buyer and Seller. The result of the referee analysis will be definitive and binding for both parties. The cost of such analysis will be borne by the party whose results differ most from those given by the mutually agreeable referee laboratory. If chemical impurities and/or physical specifications exceed the applicable specification of the relevant alumina production facility, the parties shall meet to reach an amicable settlement to compensate Buyer. If an amicable settlement cannot be reached, the dispute shall be referred to arbitration pursuant to Section 3.15.

      Section 3.3 Barging and Discharge Requirements. Seller will arrange, at its expense, for the barges necessary to transport the product to the Ravenswood Dock. Seller will be responsible for payments to the operators of the barges and for all port or other charges incurred.

      Section 3.4 Title, Ownership and Risk of Loss. Buyer shall have title to and risk of loss from the time the Alumina crosses the ship's or barge's rail while loading onto the ship or barge.


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

      Section 3.5 Taxes, Royalties and Duties. All royalties, taxes and duties imposed or levied on Alumina delivered hereunder shall be for the account of and paid by Seller or Buyer, as the case may be, in accordance with CIF deliveries.

      Section 3.6 Limitation of Liability. Except as provided herein, Seller's liability is limited to direct losses suffered by Buyer. Seller is not liable for incidental or consequential losses or damages. Except as provided in Exhibit F, in no event will Seller's liability for each shipment hereunder exceed the value of such shipment.

      Section 3.7 Force Majeure.

            (a) Except as provided in this Section, neither party will be liable for failure to comply with any term (other than those relating to payment obligations) of this Agreement if hindered, delayed, or prevented, directly or indirectly, by any circumstances outside its reasonable control, including but not limited to war, conditions of war, acts of enemies, national emergency, sabotage, revolution, riots or other similar disorders; failure of transportation; fire, flood, windstorm, explosion, or other acts of God; strikes, lock-outs or other labor disturbances; breakdown of plants; orders or acts of any government or governmental agency or authority; interference by civil or military authority; the inability of Seller to obtain Alumina from its supplier; or the inability of Buyer to obtain power.

            (b) The party invoking this provision must give prompt written notice to the other party after the occurrence of any such circumstances and must state the probable extent to which it will be unable to perform or will be delayed in performing its obligations hereunder. Such party must exercise due diligence to eliminate or remedy any such circumstances which delay or interrupt its performance; provided, however, that the settlement of strikes or other events of labor unrest will be entirely within the discretion of the party having the difficulty and that such party will not be required to settle such strikes or labor unrest by acceding to the demands of the opposing party when such course of action is deemed inadvisable in the discretion of the party having the difficulty.

            (c) In the event of force majeure affecting Seller, Buyer may elect to either: (i) extend the term of this Agreement to the extent that Seller has invoked this provision (in which event the price for Alumina in effect for the extended term shall be the same as the price in effect for Alumina scheduled to be delivered but not delivered during the event of force majeure); or (ii) purchase from other suppliers quantities of Alumina which Seller is or expects to be unable to deliver, and Seller shall not be liable to Buyer for any cost, expense or loss whatsoever of Buyer arising out of any purchase it may make from other suppliers. Buyer shall give Seller written notice of such purchases, and they shall be deducted from the quantity required to be purchased hereunder.

            (d) In the event of force majeure affecting Buyer, Seller may elect to either: (i) extend the term of this Agreement to the extent that Buyer has invoked this provision (in which event the price for Alumina in effect for the extended term shall be the same as the price in effect for Alumina scheduled to be delivered but not delivered during the event of force majeure); or (ii) sell to other buyers quantities of Alumina which Buyer is or expects to be unable to accept, and Buyer shall not be liable to Seller for any cost, expense or loss whatsoever


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

of Seller arising out of such sales. Seller shall give Buyer written notice of such sales, and they shall be deducted from the quantity required to be purchased hereunder.

            (e) Notwithstanding the foregoing provisions, in the case of an event of force majeure affecting Buyer which continues for a period of six (6) consecutive months or more, then Seller may elect at any time thereafter to terminate this Agreement with immediate effect, provided that the event of force majeure is continuing as of the date of such notice, by sending notice to Buyer as provided in this Agreement announcing exercise of such right of termination. Notwithstanding the foregoing provisions, in the case of an event of force majeure affecting Seller which continues for a period of six (6) consecutive months or more, then Buyer may elect at any time thereafter to terminate this Agreement with immediate effect, provided that the event of force majeure is continuing as of the date of such notice, by sending notice to Seller as provided in this Agreement announcing exercise of such right of termination. Alternatively, in the case of an event of force majeure which continues for a period of six (6) consecutive months or more, the party not affected by the event of force majeure may continue to exercise its rights as set forth in subparagraph (c) or (d) above, as applicable, and not exercise the right of termination provided in this subparagraph (e).

      Section 3.8 Termination. This Agreement may be terminated prior to expiration of its term: (a) by mutual agreement of the parties; (b) by either party, if the other party or any of its subsidiaries shall generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such party or any of its subsidiaries seeking to adjudicate it a bankruptcy or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such party or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection (b) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or
(c) by either party, if such party is not in default under this Agreement and the other party has breached or failed to perform any of its material covenants and agreements under this Agreement and such breach or failure continues for 30 days after notice thereof by the non-defaulting party (or 10 days after notice thereof if such default is a default of a payment obligation).

      Section 3.9 Failure to Accept Delivery and Failure to Deliver.

            (a) If Buyer fails to accept delivery for any reason other than an event of force majeure, Seller shall be entitled to (i) sell to other buyers the Alumina which Buyer is or expects to be unable to accept, in which event Buyer shall be liable to Seller for any cost, expense or loss arising out of such sales; or (ii) extend the term of this Agreement. If Seller elects to extend the term of this Agreement, the price for Alumina in effect for the extended term shall be the same


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

as the price in effect for Alumina scheduled to be delivered but which Buyer was unable to accept. Buyer shall give Seller written notice immediately upon anticipating an inability to accept delivery. Buyer's liability for failure to accept delivery shall be limited to the value of the quantity of Alumina which Buyer is unable to accept.

            (b) If Seller fails to deliver for any reason other than an event of force majeure, Buyer shall be entitled to (i) purchase from other sellers the Alumina which Seller is or expects to be unable to deliver, in which event Seller shall be liable to Buyer for any additional cost, expense or loss arising out of such purchases; or (ii) extend the term of this Agreement. If Buyer elects to extend the term of this Agreement, the price for Alumina in effect for the extended term shall be same as the price in effect for Alumina scheduled to be delivered but which Seller was unable to deliver. Seller shall give Buyer written notice immediately upon anticipating an inability to deliver. Seller's liability for failure to deliver shall be limited to the value of the quantity of Alumina which Seller is unable to deliver.

      Section 3.10 Notices. All notices or communications required or permitted hereunder must be in writing and will be deemed to have been duly given when received or when transmitted by facsimile and confirmed by written receipt if sent to the address and facsimile numbers below (or at such other address as a party may subsequently designate to the other in writing by notice given in accordance with this Section):

If to Buyer:                   Century Aluminum of West Virginia, Inc.
                               Route 2 South
                               Ravenswood, WV  26164
                               Attention:  Purchasing Manager
                               Fax:  304-273-7108

with a copy to:                Century Aluminum Company
                               2511 Garden Road
                               Suite 200, Building A
                               Monterey, CA 93940
                               Attention:  General Counsel
                               Fax:  831-642-9080

If to Seller:                  Glencore Ltd.
                               Three Stamford Plaza
                               301 Tresser Blvd.
                               Stamford, CT  06901-3244
                               Attention: Alumina Department
                               Fax:  203-353-2765

Certain notices, however, must be delivered by overnight or express courier or in person to be effective. These notices are notices of default, cancellation or termination under Section 3.7 or 3.8; and arbitration under Section 3.15.


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

      Section 3.11 Precedence. In the event of any inconsistency between this Agreement and the terms of any other document specific to the transaction or delivery in question, the terms of this Agreement will govern.

      Section 3.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction and which is not material in implementing the intentions of the parties shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of any provision in any other jurisdiction.

      Section 3.13 Assignment. Subject to the further provisions of this Section 3.13, this Agreement shall be binding upon the parties and their successors and assigns. No party may assign this Agreement or any rights and duties hereunder without the prior written consent of the other party (and such consent will not be unreasonably withheld), and any purported assignment without such written consent will be null and void; provided, however, that either party may assign this Agreement and its rights hereunder to any affiliate, subsidiary or parent company, without the consent of the other, but in any such event, the assigning party shall not be relieved of its obligations hereunder.

      Section 3.14 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S.A., excluding those relating to choice or conflicts of law and excluding the United Nations Convention or Contracts for the International Sale of Goods.

      Section 3.15 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, and the arbitration shall be conducted in the English language in New York, New York, U.S.A.

      Section 3.16 Waiver. No party will be deemed to have waived any right, power or privilege under this Agreement unless such waiver is in writing and duly executed by it. No failure or delay in exercising any right hereunder will be deemed a waiver thereof by any party. No exercise or partial exercise of any right, power or privilege will preclude any other or further exercise thereof or of any other right, power or privilege.

      Section 3.17 Entire Agreement. This Agreement including the Exhibits hereto, is the exclusive and complete agreement between the parties with respect to the subject matter hereof, sets forth their entire understanding and merges all prior and contemporaneous writings, representations and understandings between the parties, including but not limited to that certain letter between the parties dated January 17, 2001. This Agreement may be amended only by another written agreement duly signed by the parties.

      Section 3.18 Possible Extension. The parties agree to meet during 2005 to discuss a five-year extension or renewal of this Agreement upon mutually satisfactory terms and conditions.


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

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.


CENTURY ALUMINUM OF WEST VIRGINIA, INC.

By:             /s/ Gerald J. Kitchen
                --------------------------
Name:           Gerald J. Kitchen
Title:          Vice President


GLENCORE LTD.

By:             /s/ Andrew Bentley
                --------------------------
Name:           Andrew Bentley
Title:


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

                                                                       EXHIBIT A

                      POINT COMFORT ALUMINA SPECIFICATIONS

Chemical Specifications                       Typical           Guaranteed
                                                (%)                (%)

SiO(2)                                        0.013       0.020              max
Fe(2)O(3)                                     0.009       0.015               "
Na(2)O                                        0.32        0.45                "
CaO                                           0.024       0.045               "
TiO(2)*                                       0.001       0.005               "
ZnO                                           0.001       0.010               "
P(2)O(5)*                                     0.001       0.005               "
V(2)O(5)                                      0.001       0.005               "
Ga(2)O(3)                                     0.009       0.020               "

Physical Specifications

+100 mesh                                     2           10                 max
-325 mesh                                     8           12                  "
-20 micron                                    1.0         3.0                 "
L.O.I. (300-1200(degree)C)*                   0.89        1.20                "

                                              m^2/g       m^2/g
Surface Area (BET)                            70          60 min - 80 max

*Based on routine spot checks (not every shipment).

                                                                       EXHIBIT B

                          ALPART ALUMINA SPECIFICATIONS

                             (Port Kaiser / Jamaica)

                                                        PRODUCER
                                    TYPICAL            GUARANTEES
                                    -------            ----------

A1203                              %    98.500       98.2000           MIN
SiO(2)                             %     0.014        0.0170           MAX
Fe(2)O(3)                          %     0.008        0.0150           MAX
TiO(2)                             %     0.001        0.0030           MAX
V(2)O(5)                           %     0.003        0.0045           MAX
Na(2)O                             %     0.450        0.6000           MAX
CaO                                %     0.053        0.0600           MAX
P(2)O(5)                           %     0.001        0.0015           MAX
ZnO                                %     0.010        0.0120           MAX
MnO(2)                             %     0.001        0.0020           MAX

LOI (300 - 1000 C)                 %     0.80         1.20             MAX
+ 100 Mesh                         %     3.70        10.00             MAX
- 325 Mesh                         %     8.50        10.00             MAX
- 20 microns                             1.40
BET m2/gr                               72.00        60 MIN / 85       MAX
Alpha Phase                        %    11.00

                                                                       EXHIBIT C

                          ALJAM ALUMINA SPECIFICATIONS

                             CHEMICAL SPECIFICATIONS

                                          TYPICAL                  MAXIMUM
                                          -------                  -------

      Na(2)O                              0.42%                     0.60%
      Fe(2)O(3)                           0.007%                    0.030
      CaO                                 0.04%                     0.070
      SiO(2)                              0.018%                    0.030
      TiO(2)                              0.001%                    0.005
      V(2)O(5)                            0.001%                    0.005
      ZnO                                 0.008%                    0.020
      P(2)O(5)                            0.001%                    0.009%

                             PHYSICAL SPECIFICATIONS

      BET (SSA)                            80 / 90 m^2/g (range)
      LOI (300(degree)- 1100(degree)C)     0.95%                    1.2 MAX
      -325 TYLER MESH                      8.0%                     12% MAX

                                                                       EXHIBIT D

                         JAMALCO ALUMINA SPECIFICATIONS

                             (Rocky Point / Jamaica)

                                                                    PRODUCER
                                              TYPICAL              GUARANTEES
                                              -------              ----------

      SiO(2)                        %          0.012             0.020    MAX
      Fe(2)O(3)                     %          0.012             0.020    MAX
      TiO(2)                        %          0.002             0.005    MAX
      V(2)O(5)                      %          0.002             0.005    MAX
      Na(2)O                        %          0.380             0.500    MAX
      CaO                           %          0.036             0.050    MAX
      P(2)O(5)                      %          0.0014            0.003    MAX
      ZnO                           %          0.013             0.020    MAX

      LOI (300 - 1200 C)            %          0.90              1.10     MAX
      + 100 Mesh                    %          3.00             15.00     MAX
      - 325 Mesh                    %          8.00             12.00     MAX
      BET m^2/gr                              70.00          65 MIN / 80  MAX

                                                                       EXHIBIT E

                         GRAMERCY ALUMINA SPECIFICATIONS

PRODUCT SPECIFICATIONS:

             Chemical Properties           % Typical               % Maximum
                      Si                       0.007                   0.012
                      Fe                       0.007                   0.011
                      Na                       0.35                    0.50
                      Mn                       0.0011                  0.002
                      Zn                       0.009                   0.015
                      Ca                       0.026                   0.035

             Physical Properties
             LOI (300 - 1000(degree)C)         0.85                   1.20
                  + 100 Mesh                   6.0                    10.0
                  - 325 Mesh                   5.0                    10.0

                                                                       EXHIBIT F

                           NON-CONFORMITY OF ALUMINA

            It is the intention of Seller that all Alumina delivered to Buyer pursuant to this Agreement shall conform to the specifications contained in Exhibits A-E, but if any such Alumina does not conform, the following provisions shall apply.

            If any Alumina delivered hereunder does not conform to the guaranteed specifications, Buyer's sole remedy and Seller's sole liability arising out of the failure of such Alumina to conform to the specifications shall be either:

            (a) Buyer shall have the option of accepting the Alumina at a reduced price to be negotiated in good faith by the parties, or

            (b) If Buyer does not exercise such option or the parties fail to reach agreement on the reduced price for such Alumina, Buyer shall have the option, to be exercised within a reasonable time, to cause Seller to replace the Alumina at no cost to Buyer with a like quantity of Alumina that conforms to the specifications.

If Buyer elects replacement, Seller shall use its best efforts to do so within the shortest possible time (including, without limitation, purchasing conforming alumina from third parties). In such event, Seller shall deliver the replacement Alumina to Buyer at the Ravenswood Dock, Ohio River. Buyer shall make the non-conforming Alumina available to Seller at such port (with all additional expenses reasonably incurred by Buyer in so making the non-conforming Alumina available to Seller being for the account of Seller).